Exhibit 99.1
For Immediate Release

Date: October 23, 2014

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports Third Quarter Results

BELMONT, MA, October 23, 2014 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $1.2 million, or $0.14 per basic and diluted share, for the quarter ended September 30, 2014, compared to net income of $538,000, or $0.06 per basic and diluted share, for the quarter ended September 30, 2013. For the nine months ended September 30, 2014, the Company reported net income of $2.9 million, or $0.34 per basic and diluted share, as compared to net income of $1.3 million, or $0.15 per basic and diluted share, for the nine months ended September 30, 2013.

Robert M. Mahoney, President and Chief Executive Officer, said, "I am so proud of the work of each of our colleagues. Few teams could accomplish this level of growth while maintaining credit quality and expense control."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for loan losses for the quarter ended September 30, 2014 was $8.1 million as compared to $6.8 million for the quarter ended September 30, 2013, or a 20.5% increase. The provision for loan losses for the quarter ended September 30, 2014 was $292,000 as compared to a provision for loan losses of $438,000 for the quarter ended September 30, 2013, or a 33.3% decrease. This resulted in a $1.5 million or 24.2% increase in net interest and dividend income after provision for loan losses for the quarter ended September 30, 2014 as compared to the quarter ended September 30, 2013. Net interest and dividend income before provision for loan losses for the nine months ended September 30, 2014 was $23.1 million as compared to $18.4 million for the nine months ended September 30, 2013, or a 25.2% increase. The provision for loan losses for the nine months ended September 30, 2014 was $988,000, as compared to $865,000 for the nine months ended September 30, 2013, or a 14.2% increase. This resulted in a $4.5 million or 25.8% increase in net interest and dividend income after provision for loan losses for the nine months ended September 30, 2014 as compared to the nine months ended September 30, 2013.

NONINTEREST INCOME

Noninterest income for the quarter ended September 30, 2014 was $792,000 as compared to $890,000 for the quarter ended September 30, 2013, a decrease of $98,000, or 11.0%. This decrease was driven by lower net gains on sales of loans of $64,000 as we benefited less during the third quarter of 2014 from the interest rate environment as compared to the third quarter of 2013. Other income also decreased by $66,000. These decreases were partially offset by an increase in income from bank-owned life insurance of $38,000 as the Company purchased $10.0 million of additional bank-owned life insurance during the quarter.  Noninterest income for the nine months ended September 30, 2014 was $2.4 million as compared to $2.8 million for the nine months ended September 30, 2013, a decrease of $433,000, or 15.4%. This decrease was driven by a decrease in net gain on sales of loans of $640,000 as we benefited less during the nine months ended September 30, 2014 from the interest rate environment as compared to the nine months ended September 30, 2013. The decrease in net gain on sales of loans was partially offset by an increase in loan servicing fee income of $147,000.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended September 30, 2014 was $6.7 million as compared to $6.4 million for the quarter ended September 30, 2013. This increase of $298,000, or 4.7%, was primarily driven by an increase in salaries and employee benefits of $442,000. Noninterest expense for the nine months ended September 30, 2014 was $19.8 million as compared to $18.3 million for the nine months ended September 30, 2013. This increase of $1.5 million, or 8.4%, was primarily driven by an increase in salaries and employee benefits of $1.3 million.

BALANCE SHEET

At September 30, 2014, total assets were $1.3 billion, an increase of $281.1 million or 26.7% from $1.1 billion at December 31, 2013. The Company experienced net loan growth of $254.6 million, or 30.3%, from December 31, 2013. Residential one-to-four family loans, commercial real estate loans, home equity lines of credit, and indirect auto loans increased by $119.9 million, $62.9 million, $31.5 million and $22.7 million, respectively. The asset growth was funded by customer deposits, brokered CD’s and borrowings from the Federal Home Loan Bank.

At September 30, 2014, deposits totaled $932.6 million, an increase of $167.8 million or 21.9% from $764.8 million at December 31, 2013. Core deposits, which we consider to include all deposits other than CD’s and brokered CD’s, increased by $113.7 million from December 31, 2013. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said, “We are very pleased that core deposit growth has remained strong. Customer counts and relationship expansion continue to increase in our retail and small business franchises. Momentum in our Municipal Banking Group was also a strong contributor to the deposit growth during the quarter ended September 30, 2014, as our expanding team, competitive products and high service levels have established a position for us in this important segment.”

Total stockholders’ equity increased by $4.7 million from $130.4 million as of December 31, 2013 to $135.1 million as of September 30, 2014. This increase is primarily the result of earnings of $2.9 million and a $1.4 million increase in additional paid-in capital related to stock-based compensation.

ASSET QUALITY

The allowance for loan losses in total and as a percentage of total loans as of September 30, 2014 was $8.3 million and 0.76%, respectively, as compared to $8.0 million and 0.95%, respectively, as of December 31, 2013.  For the three and nine months ended September 30, 2014 the Company recorded net charge offs of $587,000 and $627,000, respectively, as compared to net recoveries of $31,000 and $21,000, respectively, for the three and nine months, ending September 30, 2013. During the three months ended September 30, 2014, we recorded charge offs of $573,000 related to loans that were made in 2005 to one borrower. During the three months ended September 30, 2014, we determined the loans were collateral dependent, which required that we charge off  the loan balance that was in excess of the estimated fair value of the collateral. The loans previously had specific allowances of $555,000. Total non-performing assets were $1.7 million, or 0.12% of total assets, as of September 30, 2014, as compared to $4.1 million, or 0.39% of total assets, as of December 31, 2013.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families and businesses through its six full-service branch offices located in Belmont, Watertown, Cambridge, Newton and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT”. For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, our ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Cash and due from banks	$ 1,676	$ 2,196
Interest-bearing deposits in other banks	43,809	35,839
Cash and cash equivalents	45,485	38,035
Interest-bearing time deposits with other banks	131	119
Investments in available-for-sale securities	22,246	21,921
Investments in held-to-maturity securities (fair value of $121,958 as of
September 30, 2014 and $118,981 as of December 31, 2013)	121,682	119,776
Federal Home Loan Bank stock, at cost	13,112	7,712
Loans held-for-sale	101	-
Loans, net of allowance for loan losses of $8,319 as of
September 30, 2014 and $7,958 as of December 31, 2013	1,093,571	839,013
Premises and equipment, net	3,159	3,327
Accrued interest receivable	2,815	2,241
Deferred tax asset, net	5,463	5,146
Income taxes receivable	151	-
Bank-owned life insurance	23,682	13,325
Other assets	4,119	4,004
Total assets	$ 1,335,717	$ 1,054,619

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$ 162,457	$ 139,733
Interest-bearing	770,126	625,020
Total deposits	932,583	764,753
Federal Home Loan Bank advances	251,100	142,100
Securities sold under agreements to repurchase	1,458	2,127
Other borrowed funds	1,078	1,113
Accrued interest payable	922	683
Deferred compensation liability	5,497	5,137
Income taxes payable	-	178
Other liabilities	7,947	8,107
Total liabilities	1,200,585	924,198
Stockholders' Equity:
Common stock; $0.01 par value, 100,000,000 shares authorized; 9,063,326 and 9,055,808
shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	91	91
Additional paid-in capital	86,892	85,449
Retained earnings	52,236	49,312
Accumulated other comprehensive income (loss)	42	(188)
Unearned compensation - ESOP	(4,129)	(4,243)
Total stockholders' equity	135,132	130,421
Total liabilities and stockholders' equity	$ 1,335,717	$ 1,054,619

Asset Quality Data:
Total non-performing assets	$ 1,652	$ 4,115
Total non-performing loans	$ 1,647	$ 4,115
Non-performing loans to total loans	0.15%	0.49%
Non-performing assets to total assets	0.12%	0.39%
Allowance for loan losses to non-performing loans	505.13%	193.39%
Allowance for loan losses to total loans	0.76%	0.95%

Share Data:
Outstanding common shares	9,063,326	9,055,808
Book value per share	$ 14.91	$ 14.40

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$9,235	$7,268	$25,532	$20,426
Interest on taxable debt securities	749	684	2,359	1,589
Dividends	38	7	100	21
Other interest income	14	21	64	61
Total interest and dividend income	10,036	7,980	28,055	22,097
Interest expense:
Interest on deposits	1,575	1,041	4,131	3,112
Interest on Federal Home Loan Bank advances	313	173	827	531
Interest on securities sold under agreements to repurchase	1	1	2	4
Interest on other borrowed funds	7	8	23	25
Total interest expense	1,896	1,223	4,983	3,672
Net interest and dividend income	8,140	6,757	23,072	18,425
Provision for loan losses	292	438	988	865
Net interest and dividend income after provision
for loan losses	7,848	6,319	22,084	17,560
Noninterest income:
Customer service fees	221	252	664	710
Income from bank-owned life insurance	152	114	352	313
Net gain on sales of loans	104	168	328	968
Net gain on sales and calls of securities	-	-	-	34
Loan servicing fee income	217	192	636	489
Other income	98	164	391	290
Total noninterest income	792	890	2,371	2,804
Noninterest expense:
Salaries and employee benefits	4,313	3,871	12,462	11,122
Director compensation	173	257	706	693
Occupancy expense	259	238	804	685
Equipment expense	144	156	455	454
Deposit insurance	191	156	554	430
Data processing	751	717	2,228	2,039
Professional fees	184	216	583	622
Marketing	228	214	742	662
Other expense	413	533	1,297	1,587
Total noninterest expense	6,656	6,358	19,831	18,294
Income before income tax expense	1,984	851	4,624	2,070
Income tax expense	782	313	1,700	755
Net income	$1,202	$538	$2,924	$1,315
Earnings per share
Basic	$0.14	$0.06	$0.34	$0.15
Diluted	$0.14	$0.06	$0.34	$0.15

Return on average assets	0.38%	0.22%	0.33%	0.20%
Return on average equity	3.62%	1.67%	2.98%	1.35%
Interest rate spread	2.44%	2.69%	2.50%	2.64%
Net interest margin	2.62%	2.88%	2.67%	2.86%
Efficiency ratio	74.51%	83.15%	77.95%	86.17%